UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2010

GREAT AMERICAN GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54010	27-0223495

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21860 Burbank Boulevard, Suite 300 South Woodland Hills, California	91367

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 884-3737

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 16, 2010, Great American Group WF, LLC (the “Borrower”), a subsidiary of Great American Group, Inc. (the “Company”) entered into a Second Amendment to and Extension of Credit Agreement and Omnibus Ratification of Loan Documents (the “Credit Agreement Second Amendment”), dated as of July 16, 2010, with Wells Fargo Retail Finance, LLC (“Wells Fargo”), as acknowledged and agreed to by Great American Group, LLC, a subsidiary of the Company, and the Company, as limited guarantors.  Among other things, the Credit Agreement Second Amendment extended the term of the Credit Agreement dated as of October 21, 2008, as amended by that certain First Amendment to Credit Agreement dated as of August 27, 2009, by and between the Borrower and the Wells Fargo (the “Credit Agreement”) for approximately three years until July 16, 2013 and increased the revolving loan amount from $75,000,000 to $100,000,000.   In addition, under the Credit Agreement Second Amendment, the Base Rate for the revolving loan amount was amended to the greatest of (1) the Wells Fargo prime rate; (2) the LIBOR plus 1.00% and (3) the Federal Funds Effective Rate plus 0.50%.  Prior to the Credit Agreement Second Amendment, the Base Rate was the Wells Fargo prime rate.  In connection with the Credit Agreement Second Amendment, the Company paid a renewal fee of $250,000.

 Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 5.07. Submission of Matters to a Vote of Security Holders.

Great American Group, Inc. (the "Company") held its Annual Meeting of Shareholders on July 15, 2010. Set forth below are the final voting results for each of the proposals submitted to a vote of the shareholders.

1.	Election of Directors:

	Votes For	Votes Against	Votes Withheld	Broker Non-Votes

Bryant R. Riley	23,055,225	–	19,641	1,509,856

Mark D. Klein	23,055,225	–	19,641	1,509,856

2.	Ratification of the appointment of Marcum LLP as independent registered public accounting firm for the fiscal year ending December 31, 2010:

Votes For	Votes Against	Abstentions

24,562,747	8,508	13,467

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 21, 2010	GREAT AMERICAN GROUP, INC.
	By:	/s/ Paul S. Erickson
		Name:	Paul S. Erickson
		Title:	Chief Financial Officer